EXHIBIT 99.1

2007 2nd Quarter Earnings Webcast Presentation – Prepared Remarks
July 17, 2007 1:00 P.M.

Michelle Debkowski:  Thank you.  Good afternoon and welcome to National Penn Bancshares, Inc.'s 2nd quarter 2007 Earnings Webcast.  We’re glad that you are able to join us.

Questions will be accepted during the webcast via email. Please use the email button located on the screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails.  Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review.  The presentation and slides will be available on our Web site, as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, President and CEO of National Penn Bancshares.

Glenn Moyer:  Thank you, Michelle.  Joining me today is Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2nd quarter 2007 Earnings Release, which is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Gary Rhoads will follow with an overview of our financial results.  I will then briefly review our loan growth and credit quality and provide a concluding comment on our 2nd quarter 2007.

Beginning with financial highlights, our 2nd quarter 2007 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect earnings of $16.23 million, a $150 thousand dollar increase over GAAP earnings for 2nd quarter 2006.  We earned $0.33 cents per diluted share in 2nd quarter 2007, which equals the $0.33 cents diluted earnings per share for 2nd quarter 2006.

Our growth contributed to our net income for 2nd quarter 2007 as compared to the prior year, as did increases in some key fee income areas and a controlled level of non-interest expenses.  We provided funding in 2nd quarter 2007 for our loan and lease loss reserve of $1.54 million, resulting in a loan and lease loss reserve of 1.53% of total loans and leases at June 30, 2007.  I will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a closer look at our 2nd quarter 2007 financial results.  Gary?

Gary Rhoads:  Thank you and good afternoon. Let me begin by noting that per share results for 2006 have been restated for the 3% stock dividend paid September 30, 2006.

I’d also like to note that this presentation contains a non-GAAP financial measure, return on average tangible equity.  Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity.   The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the company’s performance. A reconciliation of our GAAP and non-GAAP return on equity ratios is included on the last slide of our presentation today for your review.

Our 2nd quarter 2007 earnings of $16.23 million, increased approximately 1.0% over the $16.08 million reported in 2nd quarter 2006.  2nd quarter 2007 earnings produced a return on average assets of 1.17% and a return on average equity of 11.91%

compared to 1.25% and 12.55%, respectively, in 2nd quarter 2006.  The decline, particularly in return on average equity, is due to the increased equity issued as part of the Nittany Financial acquisition in early 2006 under purchase accounting rules.

Net income return on average tangible equity was 24.47% in 2nd quarter 2007 compared to 28.03% in 2nd quarter 2006.  This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.  For the first half of 2007, ROA is 1.16%, ROE is 11.76%, and return on average tangible equity is 24.43%.

Net interest margin decreased to 3.39% during this year’s 2nd quarter compared to 3.61% during the 2nd quarter of 2006.   While this is a significant drop from 2006 2nd quarter, the good news is that we have seen margin stabilization over the last few quarters with the 4th quarter 2006 net interest margin at 3.35% and the 1st quarter 2007 margin at 3.42%.  We have experienced some growth in the overall dollars of net interest income on a fully tax-equivalent basis.  Net interest income for 2nd quarter 2007 on a fully tax-equivalent basis increased $383 thousand over 2nd quarter 2006 and $715 thousand over 1st quarter 2007.   For the first half of 2007, the net interest margin was 3.41% compared to 3.69% for the first half of 2006.  Full taxable equivalent net interest income is $83.84 million for the first half of 2007 compared to $83.14 million for the same period in 2006.

The provision for loan losses of $1.54 million in 2nd quarter 2007 represents a $1.08 million or 234.1% increase in the provision when compared to 2nd quarter of 2006.  2nd quarter 2007 net charge-offs of $2.30 million were $1.89 million more than the $418 thousand of net charge-offs in 2nd quarter of 2006. The provision for loan losses for the first half of 2007 was $2.61 million versus $1.14 million for the same period in 2006, while net charge-offs were $3.92 million and $1.05 million for the first half of 2007 and 2006, respectively.  Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income of $17.80 million in this year’s 2nd quarter is up $1.94 million, or 10.9%, as compared to last year’s 2nd quarter.  Wealth management continued to contribute positively, with 2nd quarter 2007 income up $770 thousand or 21.9% over 2nd quarter 2006.

Various service charges and fees on deposit accounts, mortgage banking revenue and insurance agency revenue were all slightly down from the prior year's quarterly revenue. Quarterly gains on sales of investment securities were up slightly from last year.  Income from Bank Owned Life Insurance, or “BOLI”, was up $1.06 million over 2nd quarter 2006.  This increase was due to a death benefit of approximately $800 thousand received in 2nd quarter 2007, as well as improved yields on a higher amount of BOLI from a restructuring of the portfolio in 3rd quarter of 2006.

For the first half of 2007, wealth management continues to show the greatest revenue momentum, growing 23.9% over the first half of 2006 to $8.35 million of income.  Other income categories showing positive income growth for the first half of 2007 include service charges on deposit accounts, insurance revenue, BOLI, other income and securities gains.  First half 2007 declining income categories include cash management and electronic banking fees, mortgage banking, and equity method income.

Total non-interest expense for 2nd quarter of 2007 increased by $1.27 million or 3.9% over the same period last year. This increase is due to higher costs spread across all expense categories.    Total non-interest expenses for the first half of 2007 are up $1.80 million or 2.7% compared to the first half of 2006.  Salaries and benefits, as well as advertising and marketing expenses are down slightly versus 2006, while premises and equipment and other operating expenses reflect increases over the first half of 2006.

Regarding the balance sheet, total assets grew 3.10% since year end 2006 to $5.62 billion at June 30, 2007.  Non-annualized growth in loans and leases over the past six months was $98.60 million, or 2.71%.  Compared to year end 2006, total deposits remain flat at $3.83 billion, although there has been some shift from time deposits into more desirable transaction accounts.

At June 30, 2007, National Penn was in compliance with all applicable regulatory capital requirements.  National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators.  We target our tangible equity to tangible assets to be a minimum of 5%.  At June 30, 2007 our actual ratio is 5.00%, a decline from the prior quarter resulting primarily from reduced other comprehensive income related to the fair value of the company’s investment portfolio.

I’d now like to turn it back to Glenn Moyer, President and CEO of National Penn Bancshares.

Glenn Moyer:  Thank you, Gary.

With respect to our loan portfolio, at the end of 2nd quarter 2007, total loans and leases outstanding were $3.73 billion, representing a 5.4% annualized growth rate for the first half of 2007.  We continue to target loan growth in the high single digits for all of 2007, although this seems somewhat less attainable due to the slower actual growth in the first half of the year as well as some indications of slowing loan demand.

Loan growth during 2007 is reflected exclusively in the area of commercial business-purpose lending, which increased $116.43 million or 8.81% on an annualized basis.  At June 30, 2007, our commercial loan categories represented 73.9% of our total loans, as compared to 73.1% at June 30, 2006.

The level of “Non-Performing Assets plus Loans over 90 Days Delinquent” category at June 30, 2007 was $3.88 million higher than the June 30, 2006 level and $790 thousand higher than the March 31st 2007 level. Specifically, this number, as of June 30, 2007, is $13.25 million versus $9.37 million at June 30, 2006 and $12.46 million at March 31, 2007. We believe we remain appropriately positioned in our overall Loan and Lease Loss Reserve at $57.00 million, or 1.53% of Total Loans and Leases, as of June 30, 2007.  This is after 2nd quarter net charge-offs of $2.30 million.  Based on the current reserve, our coverage ratio of Non-Performing Assets is 430.1%. This compares to a coverage ratio of 630.3% at June 30, 2006 and 463.7% at March 31, 2007. Based on our review of overall credit quality indicators and our ongoing loan monitoring processes, we increased our provision for loan and lease losses by $1.08 million during 2nd quarter 2007 as compared to 2nd quarter 2006.  As we have said many times, this is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. Despite the increased net charge-offs and non-performing assets, we believe our loan portfolio as a whole remains in good condition, and we continue to monitor our portfolio’s risk and concentration exposure diligently.

A significant highlight of this quarter was our announcement on June 25th of a definitive merger agreement to acquire Delaware-based Christiana Bank and Trust Company.  This merger will allow us our first entry into the state of Delaware, a “business-friendly” state and an attractive extension to National Penn’s southeast Pennsylvania and northern Maryland footprint.  We are excited about the opportunities this quality organization provides to us in expanded trust and wealth management product and service offerings, as well as its ability to deliver increasing fee revenues.  Christiana, with approximately $2.8 billion in trust assets under administration or management, has enjoyed strong double-digit revenue and earnings compound annual growth rates over the past five years.

Our recent meeting with Christiana’s employees and directors was met with enthusiasm for our future together, and our integration discussions are already underway.  We are looking forward to working with the current executive management and employee teams, who will continue to lead the combined company’s business expansion efforts in Delaware.  This transaction, subject to conditions and contingencies including shareholder and regulatory approvals, is anticipated to close early in the first quarter of 2008.

With regard to the recent downward pressure on our stock price, we believe our community and super-community banking sector as a whole has been oversold and is in a period of adjustment.  While all of us in this industry segment continue to face difficulties in increasing near term core earnings growth due to margin and competitive pressures, we continue to be motivated by the longer term opportunities for a dynamic organization like National Penn to grow and be successful.  We will continue our focus on diversified earnings growth and cost containment efforts that will allow us to build shareholder value through this challenging period.  We thank you for your continued interest in National Penn.

This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.  Michelle?

QUESTIONS
Michelle Debkowski:
Thank you, Glenn.  We had a few questions presented during the webcast and _____________ [Gary/Glenn], I’ll begin with you.

[REVIEW OF QUESTIONS]

This concludes our presentation. Thank you for joining us.

Reconciliation Tables for Non-GAAP Financial Measures

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Return on average shareholders’ equity	11.91%	12.55%	11.76%	12.76%
Effect of goodwill and intangibles	12.56%	15.48%	12.67%	13.95%
Return on average tangible equity	24.47%	28.03%	24.43%	26.71%

Average tangible equity excludes acquisition-related average goodwill and intangibles (in thousands):
Average shareholders’ equity	$546,765	$514,090	$543,810	$491,641
Average goodwill and intangibles	(280,649)	(283,971)	(281,992)	(256,751)
Average tangible equity	$266,116	$230,119	$261,818	$234,890